UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2020

NOVAVAX, INC.

(Exact name of registrant as specified in charter)

Delaware	0-26770	22-2816046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21 Firstfield Road

Gaithersburg, Maryland 20878

(Address of Principal Executive Offices, including Zip Code)

(240) 268-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	NVAX	The Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

UK SARS-CoV-2 Vaccine Supply Agreement

On October 22, 2020, Novavax, Inc. (the “Company”) entered into a SARS-CoV-2 vaccine supply agreement (the “UK Agreement”) with The Secretary of State for Business, Energy and Industrial Strategy, acting on behalf of the government of the United Kingdom of Great Britain and Northern Ireland (the “Authority”) under which the Authority agreed to purchase 60 million doses of NVX-CoV2372, the Company’s vaccine candidate for the SARS-CoV-2 virus (the “Vaccine”), plus such additional orders as the Authority may make from time to time.

Pursuant to the UK Agreement, the Company will continue to conduct its UK-based Phase 3 clinical trial of the Vaccine, establish a dedicated supply chain for the Vaccine in the UK (the “Dedicated UK Supply Chain”) and seek regulatory approval for the Vaccine in the UK, and the Authority will assist the Company with such Phase 3 clinical trial by using commercially reasonable efforts to facilitate access to the National Institute of Health Research, clinical trial sites in the UK, principle investigators, immunology lab testing facilities and personnel, and institutional review boards.

The Company agreed to supply the Vaccine to the Authority on a priority supply basis, pursuant to the terms of the UK Agreement. If the Company proposes to supply the Vaccine to a third party outside of the UK prior to receiving regulatory approval in the UK, the Company must, if requested by the Authority, either supply to or reserve for the Authority the quantity of Vaccine ordered by the Authority. Until the Company has delivered the initial 60 million doses of the Vaccine ordered by the Authority, the Company may not supply the Vaccine to any other person in the UK and the Company may not supply any Vaccine produced using the Dedicated UK Supply Chain to any third party outside of the UK. In addition, with respect to any additional orders of Vaccine placed by the Authority, the Authority shall have equal priority to any additional Vaccines produced by Novavax, based on the Authority’s pro rata portion of all orders received by Novavax with respect to the same manufacturing facilities at our around the same time as any such additional orders placed by the Authority, provided that no such additional orders shall interfere with the fulfillment by Novavax of any earlier and confirmed third-party orders.

The Authority may donate or resell doses of the Vaccine in excess of its requirements to other countries, governments and charitable organizations, subject to certain limitations set forth in the UK Agreement, including that the purpose of such donation or resale is to vaccinate individuals against SARS-CoV-2.

A joint committee of representatives of the Company and the Authority is responsible for overseeing the performance and supply contemplated by the UK Agreement. The Authority may terminate the UK Agreement if the Authority's supply of the Vaccine is materially interrupted, delayed or deferred due to government interventions or obligations to other third parties, and such interruption of supply is not remedied within 20 business days (a “Loss of Supply”). The Authority may reduce or cancel orders of the Vaccine following any (i) actual or reasonably anticipated Loss of Supply which has not been remedied within 45 days, (ii) adjustment to the development and manufacturing plan or regulatory specification or approval, or (iii) the Company’s actual or reasonably threatened or anticipated failure to meet the delivery schedule. Unless extended pursuant to the terms of the UK Agreement, the UK Agreement will terminate 120 days after 60 million doses of the Vaccine are delivered to the Authority.

The foregoing description of the material terms of the UK Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

700 Quince Orchard Road Lease Agreement

On October 22, 2020, the Company entered into a Lease Agreement (the “Lease Agreement”) with ARE-MARYLAND NO. 51, LLC (the “Landlord”) for the premises located at 700 Quince Orchard Road, Gaithersburg, MD 20878 (the “Premises”). The Premises consist of approximately 170,000 square feet, which the Company intends to use for manufacturing, research and development, and offices. The term of the Lease Agreement is approximately 15 years, and the Company has the option to extend the Lease Agreement for two successive five-year terms. The Lease Agreement provides for an annual base rent of $5.8 million that is subject to future rent increases, and obligates the Company to pay building operating costs. The Landlord will contribute an aggregate of $30.6 million toward tenant improvements.

The foregoing description of the material terms of the Lease Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novavax, Inc.

Date: October 28, 2020	By:	/s/ John A. Herrmann III
	Name:	John A. Herrmann III
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary